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                                                        [KeyCorp Logo]

                                                        Key Bank USA
                                                        National Association
                                                        127 Public Square
                                                        Cleveland, OH 44114-1306

                                                        (216) 689-7090
                                                        (216) 689-4121 Fax

                                                    September 22, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Attn:   Mark Green
        Karla Boyd

        Re:     KeyCorp Student Loan Trust 1997-A
                Key Bank USA, National Association ("Registrant")
                Registration Statement on Form S-3
                File No. 333-31593 (the "Registration Statement")
                Filed July 18, 1997
                -------------------------------------------------

Ladies and Gentlemen:

        Please be advised that Registrant hereby requests withdrawal of the Registration Statement pursuant to Rules 477 and 478 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement was never declared effective and no securities were offered or sold pursuant to it. Furthermore, Registrant has no intention of utilizing the Registration Statement. Accordingly, Registrant hereby requests withdrawal of the Registration Statement.

                                        Very truly yours,

                                        /s/ Angela L. Maynard
                                       ----------------------------------
                                       Angela L. Maynard
                                       Secretary
                                       Key Bank USA, National Association


                                       /s/ Daniel R. Stolzer
                                       ----------------------------------
                                       Daniel R. Stolzer
                                       Vice President
                                       and Associate General Counsel
                                       KeyCorp